Second Quarter 2010 Earnings Release Conference Call
July 22, 2010

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer
Good morning ladies and gentlemen and thank you for your interest in Terex Corporation today.

On the call with me this morning is Phil Widman, our Senior Vice President and Chief Financial Officer, Tom Riordan, the Company’s President and Chief Operating Officer and Tom Gelston, Vice President of Investor Relations.  Also participating on the call and available for your questions are Rick Nichols, President of the Cranes segment; Tim Ford, President of the Aerial Work Platforms segment; George Ellis President of the Construction segment; Kieran Hegarty, President of the Materials Processing segment; and Steve Filipov, President of Developing Markets and Strategic Accounts.

A replay of this call will be archived on the Company’s website, www.terex.com under “Audio Archives” in the “Investor Relations” section of the website.

I would like to begin with some opening commentary followed by Phil Widman who will provide a more detailed financial report and Tom Riordan will discuss operations by segment. Then we will open up the call for questions. During the Q & A portion please ask only one question and one follow-up.

The presentation we will be referring to is accessible on the Company’s website. Let me begin by referring to the forward looking statement on Page 2, which I encourage you to read.

Let me begin with page 3, marked “Overview”.  In general, we believe we are at an inflection point where the future will continue to be better than the past.  When examining our operating performance, we see this inflection change across many of our key performance indicators.  As noted on page 3, our net sales have improved, although moderately, and we do expect moderate growth in the second half of 2010.  We expect this growth to accelerate next year.  Backlog has grown, with the exception of our Crane business - where weakness persists - but the Port Equipment business is beginning to turn the corner.  We see this in quotation activity as well as in orders we have been able to secure.  Overall, for the Company, our production schedules have continued to increase in most of our product categories allowing us to better absorb our manufacturing costs and return to a more balanced, stable and productive level.  Cost reductions continue in the Company with some additional restructuring planned for both our Construction and Crane businesses.  Net sales growth, new factory and other investments continue in the developing markets which have been a source of meaningful revenue growth.

Turning to page 4 and summarizing the outlook, we continue to expect our 2010 operating profit to be at breakeven.  This is excluding restructuring and unusual items. This represents substantial improvement compared to the prior year on modest net sales gains.  The resulting per share result, excluding restructuring and unusual items, is expected to be a $1.00 loss.  And, as expected, we see signs of continuing improvement in three out of our four segments with the slowdown in Cranes, as previously mentioned, and will be noted throughout our commentary.  As we look to the future, we expect both market and organic growth through 2013.  It is difficult to know the overall strength of the recovery, but we do believe it will be broadly based, led by developing markets, then North America and finally Europe.  From our product portfolio perspective, we believe our Materials Processing business has been and will be one of the first to improve, followed by our Aerial Work Platform business and Construction product lines, with our Crane operations being the last to recover strongly.  There are niche businesses within each one of the segments that may have slightly different characteristics, but these are the general trends we expect to see from these segments.

As everyone knows, we have had, and continue to have, a negative arbitrage by carrying the amount of cash we have relative to the amount of debt.  We continue to explore strategic usage of this capital and precise outcomes are hard to predict at this moment in time.  However, we remain confident that some combination of debt pay down and acquisitions will be achieved in future periods.

On a macro-market basis, we see our customers improving somewhat, although smaller customers and specialized customers remain financially stressed.  The financial shocks that caused many of our end-markets to decline as much as 80% are now behind us and we see moderate growth from here.  We all are a bit frustrated that the Six-Year Highway Reauthorization Bill in the United States has not happened and is unlikely to happen in the short term, but somehow the industry is making do and we are keeping our aging infrastructure repaired, with the hope of some day building a better future.

Now, I would like to turn it over to Phil who will cover the quarter in detail and, after Tom’s remarks, we will open up the call for questions.

Phil Widman - Terex Corporation - Senior Vice President and Chief Financial Officer
Thank you Ron and good morning.  The key figures table on page 5 displays the quarterly, year-over-year and sequential performance for the Continuing Operations of the Company. Net sales increased 14% from the prior-year quarter, or 6% when excluding acquisitions. The translation impact of foreign currency exchange rate changes was minimal compared to the prior year; however, sequentially, it negatively impacted net sales by $46 million.  On a sequential basis, second quarter net sales increased by 15%; however, excluding the translation effect of foreign exchange rate changes, it increased by 20%.

Generally, the increases included all segments, except the Cranes segment, which continued to experience softening demand in certain product areas, mainly all terrain cranes.

We incurred a loss from operations in the second quarter of $10.4 million, compared to $115.1 million in the prior-year quarter.   The impact of increased production levels, cost reductions and reduced restructuring activity favorably impacted the comparison to the prior-year quarter, as well as sequentially.

Working capital to quarterly annualized sales was at 32% in the period, which is largely on track with our plans.

Net Debt increased to $447 million, mainly due to the translation effect of our foreign denominated cash balances, working capital and financing receivable build in the period and capital spending.  Overall, liquidity of over $2.0 billion, with Cash balances of $1.5 billion, of which the equivalent of approximately $700 million is denominated in Euros, and availability under the revolving facility of $510 million, continues to provide significant flexibility to put cash to work to yield higher returns and accelerate growth as well as be opportunistic on acquisitions.

Page 6 displays other financial metrics for comparison purposes.  I will comment on the Other Income for the period, which includes a $12 million benefit of marking to market the derivative instruments to partially mitigate risks associated with the Bucyrus International, Inc. stock we hold.  In the first quarter, we incurred an expense of $8 million for this item.

The tax rate for the second quarter of 67% benefit is favorable compared to the prior year partly due to the fact that discrete items have a larger percentage impact on the rate.  Approximately half of the rate differential is due to the jurisdictional mix of income, with the remainder of the favorability due to a reduction in the provision for uncertain tax positions, partially offset by changes in expectations of the realization of deferred taxes.  We currently expect the 2010 full year effective rate to be approximately 33%.

Page 7 bridges the change in operating loss from the prior year’s quarter to the operating loss for Q2 2010 excluding the impact of acquisitions and in total.  The net margin improvement of $19.6 million on the net sales increase includes volume mix and pricing changes, with the most significant positive impacts in Construction and Materials Processing volume.  Net restructuring and realignment costs were $14.7 million lower this quarter excluding charges taken in acquired businesses.  Current period manufacturing underabsorption and capacity variance improved in all segments relative to the prior year by approximately

$58 million and approximately $37 million sequentially.  SG&A improved overall due to cost reductions from the prior year, partly offset in Cranes by increased costs for new product prototypes.  You will note the SEC settlement, which we had accrued last year in the second quarter, for comparability is displayed separately – this would have been reported in SG&A expense.  Foreign currency had a modest income benefit when compared to last year’s second quarter and an insignificant amount sequentially.  As noted in our earnings release, we recorded a provision of $7.5 million for expected historical foreign duty and related obligations for certain AWP products.

Separately you can see the effect of acquisitions, which negatively impacted results by $1.3 million when including restructuring charges.

Let me refer to page 8.  Overall, working capital statistics are on track with our expectations for the second quarter as we have started to build and produce at higher levels of demand, thereby increasing our velocity.

Now I will turn it over to Tom to provide an operational update.

Tom Riordan - Terex Corporation - President and Chief Operating Officer
Thank you Phil and good morning everyone.  I will cover the current views of each of our businesses and then go through a few Terex-wide updates.

Let me start on page 9.  The majority of our businesses are continuing to see positive trends in orders.  Inventory is flowing consistently through our distribution channels to dealers, end customers or directly to the rental channel and we are in a good position to build to the rate our customers require.

Our AWP business has seen a rebound in orders for aerials driven by emerging markets, especially Brazil and Asia/Pacific, including Australia.  North American markets remain in a slow and choppy recovery, while the European markets generally continue to lag.  Larger, national account rental companies are increasing their requests for quotations and showing interest in discussing 2011 potential purchases, but remain wary of placing significant orders.  Smaller rental companies continue to struggle financially with rental rates and utilization, and we believe we are near the bottom of the cycle for them.  While customers in general are very concerned about fleet aging, new product availability and manufacturers’ capacity going into next year, they remain focused on their balance sheets.  Eventually, these dynamics will lead to increased orders.  Our bad debt experience remains stable.  Used equipment pricing has stabilized and firmed somewhat based on recent auction experience and other third party indications.  We also believe that industry wide de-fleeting has generally subsided, although most purchase transactions continue to involve some trade-in of older fleet.  Our Utilities business has been solid and we expect that to continue based on the high level of quotation activity.  Excluding the foreign duty provision we took in Q2, we would have been slightly profitable for the quarter – a terrific achievement on our road back to solid profitability.  Considering the incremental margins that we demonstrated this quarter, on a year-over-year basis, we are very happy with our progress.

Our production rates have risen significantly, generally in line with customer order rates, which have led to improved productivity and absorption.  Our working capital is down compared to last year while we work to ensure we have reasonable product availability and manageable lead times.  Supply chain partners have been keeping up with our increasing build rates in almost all cases.

Lastly, our new Changzhou, China facility remains on time and on budget for a Q4 start up.  I visited the facility on Tuesday and our team is genuinely excited about launching a new plant with several products that are tailored to the local market.

Moving on to Construction, we had a very solid quarter with strong growth compared to last year.  Our backlog is steady at this point in the season and we are working hard to maintain lead times to our customers. Our supply partners are keeping up with the 45% increase in net sales we delivered in Q2.  Order intake is solid in most products except our truck business at the moment, and even there we are seeing positive signs.  Developing markets are strong, including a rebound in Russia and South America.  While North American markets remains sluggish, our business in Germany is strong, with mixed results in

the balance of the EU countries.    Our Roadbuilding business has had a positive first half, although it is now starting to see a seasonal slowdown, in line with expectations.

Our product launches to date have been very well received, and we are very excited about the new loader backhoe and skid steer loader product introductions that are on track for later this year.  The real impact of these products will start in 2011.

Most of our restructuring in the Construction segment has been completed, and the significant improvement in profitability you see is a direct result of that. It is important to note that this quarter included nearly $6 million of restructuring and realignment costs.  Incremental margins are good, and if you exclude this restructuring, we are close to breaking even at about half the volume this business achieved at the prior peak.  This has been our objective, and it is a positive sign for Terex and our overall return to solid profitability.

Our Cranes business has been challenged with a drop in order rates for our larger (over 300 ton) mobile cranes.  Although the drop in demand for larger mobile cranes was not unexpected, we do expect a stable second half of 2010 based on long lead time products, and we will likely see a volume reduction in this size class in 2011.

Our restructuring of the Port Equipment business is progressing nicely, and we have had some recent order success based on involving the broader Terex organization with key customers. Quote volume and interest continues to improve in this business.  Our smaller mobile cranes and stationary cranes continue to be challenged for orders.  I would describe our situation as “bumping along the bottom”.  The smaller cranes size class was the first to reduce in volume and will be the first to recover, likely in 2011.  Although utilization for many customers continues to be around 60%, and as high as 80%, many are currently “waiting out” the current economic climate before they place new orders, or they are buying used cranes from financially stressed crane rental specialists.

In general, we are seeing continuing solid quote and order rates in Asia/Pacific, notably China and Australia, and continued softness in Europe and the U.S.  The Middle East is starting to show some rebound in demand.  Our Cranes business is also on track to launch several products in the second half of this year that we are optimistic about.  On our last call I mentioned our new 1000 ton crane with state of the art performance and operating cost and a new 100 ton rough terrain crane jointly engineered by our Italian and U.S. businesses that fills a big global gap in our product portfolio. Both introductions are off to a good start despite the challenging environment.

Moving on to the Materials Processing segment, we are back to being profitable.  The overall order rates for crushing and screening products continue to be strong, with net sales up nearly 50% year over year.  In general, EU and U.S. markets are steady.  Developing markets generally are strong, with India for aggregate markets and Australia and Africa for mining related-markets.  We are seeing some rebound in Eastern Europe as well.

We launched numerous products earlier this year at Bauma, many of which are targeted for mining applications, and all of which should help our second half results.  Our results show the positive impact of cost reductions from last year with terrific incremental margins, and we expect the positive profitability trend to continue as the year progresses.  Similar to Construction and AWP, we find ourselves working hard to keep lead times short in order to be responsive to the customer as the markets recover.

On page 10, you can see that developing markets activity in general continues to be very strong for Terex.  We now have 32% of our sales in these areas in the first half of this year, compared with 24% in the first half of 2009.  The markets in Brazil and India are both up over 100% year-over-year, and the Russian market is up dramatically as well.  Our net sales in Saudi Arabia have more than doubled.  We are making additional investments in our new plant in India, and our announced investment in southern Brazil for a new multi-product facility is on track for start up early next year.  All in all, a great story in developing markets.

Referring to page 11, I will move on to some overall comments for Terex.  While we have new products and new markets that can provide growth opportunities, we are also aggressively pursuing growth in our existing markets.  We are in a period where you need to understand the key drivers of customer demand and provide solutions that meet their needs for product and cash flow.   As part of that, we are more active with our Terex Financial Services team in supporting our business growth in most regions of the world.  While the majority of deals use strong financial partners for funding, we have also expanded our own originations with well underwritten, secured on-balance sheet financing. TFS will continue to be a crucial tool for us to support our customers’ growth.

I have already mentioned a number of specific product launches underway.  Additionally, as part of the Tier 4 engine conversions, we have a multitude of other products we are updating or enhancing along with the required drivetrain changes needed over the next few years.  I believe we are well positioned with a full pipeline of products as we move into future years.

Our material costs appear to be somewhat in flux at the moment.  While there was strong price pressure earlier in Q2 for steel, we are seeing clear moderation recently.  At this point, we now expect steel to be basically stable for the balance of the year.  And, as steel has been the primary material cost driver over the last few years, we expect level pricing in general for all commodities during the next few quarters.

I mentioned on last quarter’s call that we were seeing some delivery challenges for key components based on strong production levels.  We have been working effectively with our suppliers to provide additional visibility into our production plans and, frankly, we now have only limited shortages that we generally have been able to work around.  At this point, our supply chain is doing a good job of staying in sync with us, which I expect will continue.

To summarize, we remain comfortable and confident in how the year is progressing, with no real surprises on how the markets are performing.  At this point, I will turn it back over to Ron.

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer
Thank you Tom.  Moving on to our summary slide, we expect a better tomorrow, with an initially slow recovery that continues to accelerate.  The full year outlook of $1.00 per share loss, excluding restructuring and unusual items, implies a meaningfully better second half led by continued strength from developing markets.  Production is on track and we are staying vigilant on costs.  Our liquidity is strong, giving us a lot of flexibility.  Finally, the seeds of our performance in 2011 through 2013 are now planted.  We continue to believe we can achieve $8 billion of revenue in 2013 and about $6.00 per share of earnings.